Exhibit 21.1

Subsidiaries of Registrant

HInnovation Inc., a Minnesota corporation
Subsidiary of HInnovation Inc.:
Vital Images (Beijing) Science and Technology, Inc., incorporated under the laws of the People’s Republic of China

Vital Images Holding B.V., incorporated under the laws of the Netherlands
Subsidiaries of Vital Images Holding B.V.:
Vital Images Europe B.V.
Vital Images France Sarl
Vital Images Scandinavia AS
Vital Images Italy Srl
Vital Images Germany Gmbh

Vital Images (Canada) Ltd., incorporated under the laws of Canada